Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces First Quarter Financial Results

Denver, Colorado, May 12, 2008 — Vista Gold Corp. (TSX & AMEX:  VGZ) announced today its financial results for the three months ended March 31, 2008, as filed on May 12, 2008 with the US Securities and Exchange Commission and with the relevant securities commissions in Canada in the Corporation’s Quarterly Report on Form 10-Q.  Vista reported a consolidated net loss for the three-month period ended March 31, 2008, of US$1,851,000 or US$0.05 per share compared to a consolidated net loss of US$776,000 or US$0.02 per share for the same period in 2007. The increase in the consolidated loss of US$1,075,000 from the prior year is largely due to an increase in corporate administration and investor relations costs of US$569,000, an increase in interest expense of US$184,000 and, a decrease in interest income of US$307,000.

Corporate administration and investor relations costs increased to US$1,287,000 during the three-month period ended March 31, 2008, compared to US$718,000 for the same period in 2007.  The increase of US$569,000 is primarily due to an increase in stock-based compensation expense of US$203,000 compared to the prior period.  This is due to an increase in the number of options granted during the prior year and vesting over time as compared to the prior period.  Also contributing to the increase was an increased activity level associated with the Paredones Amarillos Project and the elimination of US$270,000 in the allocation of certain corporate overhead expenses to Allied Nevada Gold Corp. (“Allied Nevada”) following completion of the Plan of Arrangement.  Until May 10, 2007, Allied Nevada had been a wholly-owned subsidiary of Vista.  Since the completion on that date of the Plan of Arrangement that resulted in, among other things, the formation of Allied Nevada as a newly independent entity, Vista no longer allocated overhead expenses to Allied Nevada.

Net cash used in operating activities was US$1,207,000 for the three-month period ended March 31, 2008, compared to US$639,000 for the same period in 2007.  The increase of US$568,000 is the result of an increase in our net loss from continuing operations of US$1,214,000, which is offset by a decrease in cash used for accounts receivable of US$342,000 and a decrease in cash used for prepaids and other of US$185,000.

Net cash used in investing activities increased to US$18,113,000 for the three-month period ended March 31, 2008, from US$1,936,000 for the same period in 2007.  The increase of US$16,177,000 is mostly the result of an increase in the additions to plant and equipment of US$16,041,000 which is made up of gold processing equipment which will be used at the Paredones Amarillos Project.  The aggregate purchase price was approximately US$16,000,000 which included the costs of relocating the equipment to Edmonton, Alberta, Canada.  The purchase was finalized in April 2008 with the completion of the relocation of the major equipment components to Edmonton.   There were no similar purchases during the 2007 period.

Net cash provided by financing activities increased to US$31,544,000 for the three-month period ended March 31, 2008, from US$984,000 for the same period in 2007.  This increase is primarily the result of the completion of a brokered private placement on March 4, 2008 in which we issued and sold US$30,000,000 in aggregate principal amount of senior secured convertible notes.  Proceeds to Vista after legal and other fees were US$28,534,000.  These funds provided by the notes are for the development of the Paredones Amarillos Project and are secured by the assets of Minera Paredones Amarillos S.A. de C.V.  There were no similar transactions during the 2007 period.  Warrants exercised during the period ended March 31, 2008 produced cash proceeds of US$2,941,000 as compared to US$1,245,000 for the same period in 2007.  Stock option exercises produced cash of US$69,000 during the period ended March 31, 2008 as compared to US$17,000 for the same period in 2007.

At March 31, 2008, our total assets were US$80,936,000 compared to US$51,346,000 at December 31, 2007, representing an increase of US$29,590,000.  At March 31, 2008, we had working capital of US$37,078,000 compared to US$27,284,000 at December 31, 2007, representing an increase of US$9,794,000.  This increase relates to an increase in cash balances from year end as a result of the completion of the brokered private placement as discussed below.

The principal component of working capital at both March 31, 2008 and December 31, 2007, is cash and cash equivalents of US$28,689,000 and US$16,686,000, respectively.  Other components include marketable securities (March 31, 2008 — US$9,057,000; December 31, 2007 — US$10,882,000) and other liquid assets (March 31, 2008 - US$341,000; December 31, 2007 - US$380,000).

On March 4, 2008, we completed a private placement in which we issued and sold US$30,000,000 in aggregate principal amount of senior secured convertible notes (the “Notes”).  The Notes mature at face value on March 4, 2011 (the “Maturity Date”).  The Notes pay interest of 10% per annum.  Interest is payable each year in two installments on June 15 and December 15 and the principal is payable on the Maturity Date.

The Notes are convertible at the holder’s or issuer’s discretion in accordance with the terms of the Notes.  The holder can convert all or part of the debt at any time prior to the Maturity Date or the business day immediately preceding the Redemption Date (as defined below) at a price of US$6.00 per common share, subject to adjustment in certain circumstances.  The Redemption Date is the date that the Notes are redeemed in the event that we redeem the Notes.

We can convert all, but not part, of the Notes after March 4, 2009, if the weighted-average price of our shares as quoted on the American Stock Exchange (“AMEX”) has been equal to or greater than US$9.00 per share for 15 consecutive trading days.  The notice of conversion must occur within 10 days of any such 15-day period and the share price must be equal to or greater than US$9.00 on the date the notice is delivered.  The conversion price is US$6.00 per common share subject to adjustment in certain circumstances.

The conversion price will be adjusted on March 4, 2009, being the first anniversary of the issuance of the Notes, to the lesser of the current conversion price or 120% of the 20-day weighted average price of the common shares as quoted on AMEX.  The conversion price can also be adjusted in certain circumstances such as issuance of warrants, additional common shares or distribution of assets.  The conversion price shall not be adjusted below US$4.80 per share.

We used approximately US$16,000,000 of the proceeds from the issuance of the Notes towards the purchase of gold processing equipment to be used at our Paredones Amarillos Project.  The remaining balance of the funds raised from the private placement must be used for costs associated with the Paredones Amarillos Project.

The selected financial data including the results of operations for the three-month period ended March 31, 2008 compared to 2007, and the financial position as at March 31, 2008 compared to December 31, 2007 is summarized in the following table:

Selected Financial Data	Three Months Ended March 31,
U.S. $000’s, except loss per share	2008	2007

Results of operations
Net loss	$(1,851)	$(776)
Basic and diluted loss per share	(0.05)	(0.02)

Net cash used in operations	(1,207)	(639)
Net cash used in investing activities	(18,113)	(1,936)
Net cash provided by financing activities	31,544	984

	March 31,	December 31,
Financial position	2008	2007

Current assets	$38,087	$27,948
Total assets	80,936	51,346
Current liabilities	1,009	664
Total liabilities	18,528	694
Shareholders’ equity	62,408	50,652

Working capital	37,078	27,284

The Annual General Meeting of the Corporation’s shareholders was held on May 5, 2008.  Re-elected to the Board of Directors for a one-year term were John M. Clark, W. Durand Eppler, C. Thomas Ogryzlo, Tracy A. Stevenson, Michael B. Richings and Frederick H. Earnest.  PricewaterhouseCoopers LLP was re-appointed independent auditor.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. Vista is undertaking programs to advance the Paredones Amarillos Project, including the preparation of a definitive feasibility study and the purchase of long delivery equipment items, so that construction can begin during the second half of 2008. The results of a preliminary assessment completed in 2007 on the Mt. Todd Project in Australia were encouraging and additional technical studies are underway with a definitive feasibility study planned for completion by mid-2009. Vista’s other holdings include the Guadalupe de los Reyes Project in México, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia and Long Valley Project in California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital; the timing, performance and results of feasibility studies including the ongoing bankable feasibility study for the Paredones Amarillos Project; timing and receipt of required land use, environmental and other permits for the Paredones Amarillos Project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos Project; plans to confirm the validity of the Change of Land Use Permit for the Paredones Amarillos Project and timing for confirmation of the status of this permit; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos Project; plans for evaluation of the Mt. Todd Project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd Project and plans for a feasibility study at the Mt. Todd Project; potential for gold production at the Amayapampa gold project and timing for commencement of production and timing and receipt of future payments in connection with the disposal of the Amayapampa gold project; ongoing debt service requirements for our outstanding convertible notes and potential redemption or conversion of the notes; Vista’s future business strategy; competitive strengths; goals; operations; reserve and resource estimates; plans; potential project development; future share price and valuation; future gold prices; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to delays and incurrence of additional costs in connection with the feasibility study underway at our Paredones Amarillos Project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos Project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos Project and Mt. Todd Project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com